Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FIRST QUARTER FISCAL 2024 RESULTS

•	Financial Highlights
•	Gross Profit for the first fiscal quarter decreased $1.0 million, or 1%, compared to the prior year period, driven by decreases of $42.3 million and $41.2 million in revenue and cost of sales, respectively. The revenue and cost of sales changes were primarily due to wholesale propane prices that were 28.6% lower from Mt. Belvieu, Texas and 30.6% lower from Conway, Kansas compared to the prior year period.
•	Margin per gallon for the first fiscal quarter was flat at $1.20 per gallon for both the current and prior year periods.
•	Net loss attributable to Ferrellgas Partners, L.P. was $17.5 million for the first fiscal quarter compared to a net loss of $4.5 million in the prior year period, driven, in part, by higher expenses incurred in response to and preparation for system growth.
•	Adjusted EBITDA for the first fiscal quarter decreased by $16.8 million compared to the prior year period, with the decrease largely attributable to the increase in net loss.
•	Company Highlights
•	Blue Rhino, the Company’s tank exchange brand, increased capacity 15% to 20% in its production facilities where we expect to see volume growth, as well as preparing our distribution yards, investing in vending technology, and adding micro-distribution centers to support growth.
•	Ferrellgas announced its continued partnership with Operation Warm, an organization that provides new coats and shoes to children in need across the country.
•	Blue Rhino honored its partnership with Operation BBQ Relief, an organization that serves people across the country impacted by natural disasters, with a limited edition tank sleeve.
•	188 employees received Ferrellgas Flame Awards and Blue Rhino recognized three Golden Rhino Award recipients in the first fiscal quarter.

Liberty, MO., December 8, 2023 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its first fiscal quarter ended October 31, 2023.

“It was an exciting quarter for Ferrellgas focused on Blue Rhino growth initiatives and preparation for our core business peak season ahead,” said Tamria Zertuche, President and Chief Executive Officer of Ferrellgas.  “The employee-owners of Ferrellgas delivered the infrastructure, fleet and human resource activities needed for the strategic growth goals of Ferrellgas. We could not be more proud of the growth opportunities our sales teams, customer service representatives and drivers across the country help to deliver each and every day.”

Gross profit decreased slightly by $1.0 million, or 1%, for the first fiscal quarter compared to the prior year period. The main factor behind this change was a $42.3 million decrease in revenue, which was partially offset by a decrease of $41.2 million in cost of product as compared to the prior year period. Our wholesale sales price per gallon partially correlates to the change in the wholesale market price of propane. The wholesale market price at our two major supply points averaged 28.6% and 30.6% less in the first fiscal quarter of 2024 compared to the prior year period. These decreases impacted both the revenue and cost of product changes for the period. As expected, propane market cost reduction and stabilization impacted our current period gross profit. Margin per gallon was flat at $1.20 per gallon for both periods.

We recognized a net loss attributable to Ferrellgas Partners, L.P. of $17.5 million and $4.5 million in the first fiscal quarter of fiscal 2024 and 2023, respectively. Operating expense as a percentage of total revenue increased 26% for the first fiscal quarter compared to the prior year period. Operating expense – personnel, vehicle, plant and office increased $14.9 million, or 11%, primarily due to an increase of $5.0 million from the Company increasing personnel for growth projects (including increased acquisitions and the expansion by Blue Rhino into both self-service vending) and new customer growth, in addition to $3.0 million related to the timing of benefit payments. The remainder of the increase in operating expense was primarily driven by a $3.9 million increase in vehicle costs as trucks were refurbished to support new customer growth in Blue Rhino. Lower legal costs compared to the prior year period drove the majority of the $2.0 million decrease in General and administrative expense.

Adjusted EBITDA, a non-GAAP financial measure, decreased by $16.8 million, or 34%, to $32.9 million in the first fiscal quarter compared to $49.7 million in the prior year quarter. The change was primarily due to the $13.0 million increase in net loss attributable to Ferrellgas Partners, L.P., as noted above, and a $3.8 million EBITDA adjustment for legal fees related to a non-core business.

The Company announced its continued partnership with Operation Warm, a national nonprofit organization that provides new coats and shoes for children in need across the country. “Giving a child a new coat can be a transformative experience,” said Ms. Zertuche. “It truly makes a difference for so many children, and it’s one more way we can Fuel Life Simply for them and their families. As a company that supplies the propane that heats millions of American homes, supporting Operation Warm is a natural fit for us. Every child deserves to feel warm, safe, and loved.” The Company participated in two coat distribution events this year.

Blue Rhino celebrated Labor Day with a new, limited edition tank sleeve honoring our partnership with Operation BBQ Relief, a nonprofit organization that has served more than ten million meals to those impacted by natural disasters. The Company is proud to support such an important cause by providing the fuel needed to cook the meals served.

The Company had 188 nominations for Ferrellgas Flame awards during the first fiscal quarter, including 33 in Safety, 65 in Customer Service, 29 in Innovation, and 61 in Leadership. This employee recognition program is yet another way Ferrellgas shows appreciation to its most valuable resource, its employee-owners. In addition to performance recognition, Ferrellgas believes in education and continuous improvement. The Golden Rhino Award program recognizes a Blue Rhino employee or group each quarter from production, operations and corporate for their accomplishments.

On Friday, December 8, 2023, the Company will conduct a teleconference at https://edge.media-server.com/mmc/p/mymf73a9 to discuss the results of operations for the first fiscal quarter ended October 31, 2023. The webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at 60,000 locations nationwide. Ferrellgas was named one of Newsweek’s Most Trustworthy Companies in America in 2023. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2023 with the Securities and Exchange Commission on September 29, 2023. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward-Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2023, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	October 31, 2023	July 31, 2023

Current assets:
Cash and cash equivalents (including $10,789 and $11,126 of restricted cash at October 31, 2023 and July 31, 2023, respectively)	$76,783	$137,347
Accounts and notes receivable, net	150,504	159,379
Inventories	105,829	98,104
Price risk management asset	6,465	11,966
Prepaid expenses and other current assets	43,025	29,135
Total current assets	382,606	435,931

Property, plant and equipment, net	616,212	615,174
Goodwill, net	257,006	257,006
Intangible assets (net of accumulated amortization of $351,971 and $349,614 at October 31, 2023 and July 31, 2023, respectively)	104,257	106,615
Operating lease right-of-use assets	55,609	57,839
Other assets, net	56,408	58,838
Total assets	$1,472,098	$1,531,403

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$45,918	$35,115
Current portion of long-term debt	2,597	2,597
Current operating lease liabilities	24,954	24,600
Other current liabilities	175,241	197,030
Total current liabilities	248,710	259,342

Long-term debt	1,456,368	1,456,184
Operating lease liabilities	31,804	34,235
Other liabilities	26,378	29,084

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at October 31, 2023 and July 31, 2023)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at October 31, 2023 and July 31, 2023)	(1,237,866)	(1,205,103)
Class B (1,300,000 Units outstanding at October 31, 2023 and July 31,2023)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at October 31, 2023 and July 31, 2023)	(70,897)	(70,566)
Accumulated other comprehensive (loss) income	(9,125)	1,059
Total Ferrellgas Partners, L.P. deficit	(934,876)	(891,598)
Noncontrolling interest	(7,635)	(7,193)
Total deficit	(942,511)	(898,791)
Total liabilities, mezzanine and deficit	$1,472,098	$1,531,403

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31,		October 31,
	2023	2022	2023	2022
Revenues:
Propane and other gas liquids sales	$338,934	$385,844	$1,869,982	$2,031,019
Other	32,079	27,445	114,207	102,304
Total revenues	371,013	413,289	1,984,189	2,133,323

Cost of sales:
Propane and other gas liquids sales	172,180	213,081	962,456	1,166,547
Other	4,441	4,776	15,578	13,675

Gross profit	194,392	195,432	1,006,155	953,101

Operating expense - personnel, vehicle, plant & other	144,646	129,740	592,426	533,231
Operating expense - equipment lease expense	5,376	6,024	22,604	23,428
Depreciation and amortization expense	24,404	22,631	95,143	92,233
General and administrative expense	12,825	14,833	68,730	55,038
Non-cash employee stock ownership plan compensation charge	720	723	2,932	2,984
Loss (gain) on asset sales and disposals	1,335	1,680	5,346	(6,348)

Operating income	5,086	19,801	218,974	252,535

Interest expense	(24,161)	(25,009)	(96,864)	(99,707)
Other income, net	1,336	469	3,492	1,038

(Loss) earnings before income tax expense	(17,739)	(4,739)	125,602	153,866

Income tax expense	162	18	1,125	903

Net (loss) earnings	(17,901)	(4,757)	124,477	152,963

Net (loss) earnings attributable to noncontrolling interest (1)	(345)	(212)	607	909

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(17,556)	$(4,545)	$123,870	$152,054

Class A unitholders' interest in net loss	$(33,632)	$(20,751)	$(2,710)	$(13,996)

Net loss per unitholders' interest
Basic and diluted net loss per Class A Unit	$(6.92)	$(4.27)	$(0.56)	$(2.88)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31,		October 31,
	2023	2022	2023	2022
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(17,556)	$(4,545)	$123,870	$152,054
Income tax expense	162	18	1,125	903
Interest expense	24,161	25,009	96,864	99,707
Depreciation and amortization expense	24,404	22,631	95,143	92,233
EBITDA	31,171	43,113	317,002	344,897
Non-cash employee stock ownership plan compensation charge	720	723	2,932	2,984
Loss (gain) loss on asset sales and disposal	1,335	1,680	5,346	(6,348)
Other income, net	(1,336)	(469)	(3,492)	(1,038)
Severance costs include $49 in operating expense and $585 in general and administrative expense for the twelve months ended October 31, 2023, respectively.	—	10	634	372
Legal fees and settlements related to non-core businesses	1,054	4,872	17,933	10,679
Business transformation costs (1)	274	—	2,362	—
Net (loss) earnings attributable to noncontrolling interest (2)	(345)	(212)	607	909
Adjusted EBITDA (3)	32,873	49,717	343,324	352,455
Net cash interest expense (4)	(20,747)	(22,606)	(84,836)	(102,853)
Maintenance capital expenditures (5)	(4,530)	(5,832)	(18,867)	(19,272)
Cash paid for income taxes	(103)	(49)	(1,146)	(1,067)
Proceeds from certain asset sales	480	752	1,880	4,224
Distributable cash flow attributable to equity investors (6)	7,973	21,982	240,355	233,487
Less: Distributions accrued or paid to preferred unitholders	16,251	17,966	62,599	65,908
Distributable cash flow attributable to general partner and non-controlling interest	(159)	(440)	(4,806)	(4,671)
Distributable cash flow attributable to Class A and B Unitholders (7)	(8,437)	3,576	172,950	162,908
Less: Distributions paid to Class A and B Unitholders (8)	—	—	49,998	99,996
Distributable cash flow (shortage) excess (9)	$(8,437)	$3,576	$122,952	$62,912

Propane gallons sales
Retail - Sales to End Users	114,440	118,396	598,187	626,887
Wholesale - Sales to Resellers	47,765	43,869	209,786	206,330
Total propane gallons sales	162,205	162,265	807,973	833,217

(1)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(2)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(3)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss (gain) on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(4)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(5)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(6)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(7)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2024 or fiscal 2023.
(9)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow (shortage) excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.